                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
                                  BIOGEN, INC.
                (Name of Registrant as Specified In Its Charter)

                                      [ ]
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

[BIOGEN LOGO]

Notice of 1997 Annual Meeting
and Proxy Statement


[Picture of DNA]

--------------------------------------------------------------------------------

[BIOGEN LOGO]

                                                                  April 24, 1997

Dear Stockholder:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Biogen, Inc. to be held at 10:00 a.m. on Friday, June 6, 1997 at the Company's offices located at 12 Cambridge Center, Cambridge, Massachusetts.

     At the Annual Meeting, three persons will be elected to the Board of Directors. The Board of Directors recommends the re-election of the nominees named in the Proxy Statement. In addition, the Company will ask the stockholders to ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1997.

     Whether you plan to attend the Annual Meeting or not, it is important that you promptly fill out, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

                                            Sincerely,

                                            /s/ James L. Vincent
                                            -----------------------------
                                            James L. Vincent
                                            Chairman of the Board

     YOUR VOTE IS IMPORTANT. PLEASE REMEMBER TO RETURN YOUR PROXY PROMPTLY.

                                  BIOGEN, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 6, 1997

TO THE STOCKHOLDERS OF BIOGEN, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Biogen, Inc., a Massachusetts corporation, will be held at 10:00 a.m. on Friday, June 6, 1997, at Biogen's offices located at 12 Cambridge Center, Cambridge, Massachusetts 02142, for the following purposes:

          1. To elect three members to the Board of Directors to serve for a three-year term ending at the Annual Meeting of Stockholders in 2000 and until their successors are duly elected and qualified or their earlier resignation or removal.

          2. To ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1997.

          3. To transact such other business as may be properly brought before the Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 11, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof.

     All stockholders are cordially invited to attend the Meeting. However, to ensure your representation, you are requested to complete, sign, date and return the enclosed proxy as soon as possible in accordance with the instructions on the proxy card. A return addressed envelope is enclosed for your convenience.

                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            /s/ JAMES L. VINCENT
                                            -------------------------------
                                            JAMES L. VINCENT
                                            Chairman of the Board

Cambridge, Massachusetts
April 24, 1997

                                  BIOGEN, INC.
                              14 CAMBRIDGE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 679-2000

                       PROXY STATEMENT FOR ANNUAL MEETING
                                OF STOCKHOLDERS
                           TO BE HELD ON JUNE 6, 1997

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Biogen, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") which will be held at the Company's offices at 12 Cambridge Center, Cambridge, Massachusetts on Friday, June 6, 1997 at 10:00 a.m., for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. Shares represented by valid proxies, received in time for the Meeting and not revoked prior to the Meeting, will be voted at the Meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to the Secretary of the Company a signed statement of revocation or a duly executed proxy bearing a later date. Any stockholder at the Meeting who has executed a proxy but is present may vote in person by revoking the proxy. This Proxy Statement and the accompanying proxy are being mailed on or about April 30, 1997 to all stockholders entitled to notice of and to vote at the Meeting.

     The close of business on April 11, 1997 is the record date for determining the stockholders entitled to notice of and to vote at the Meeting. On that date, the Company had 73,852,741 shares of Common Stock outstanding and entitled to vote.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of ten members divided into three classes serving staggered three-year terms. The term of one class of Directors expires at the Meeting. Three Directors are to be elected to the class whose term expires at the Meeting, to hold office until the Annual Meeting of Stockholders in 2000 and until their successors are duly elected and qualified.

VOTE

     A plurality of the votes cast at the Meeting is required to elect a Director. If any nominee is unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend. THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF MESSRS. BUIRKLE AND VINCENT AND DR. BEARN AS DIRECTORS.

INFORMATION ABOUT THE DIRECTORS

[PICTURE]                  Director since 1991; Visiting Physician, Adjunct
                           Professor at the Rockefeller University in New York
Alexander G. Bearn, M.D.   since 1966 and Trustee of the Rockefeller University
(age 74)                   since 1970; Trustee of Howard Hughes Medical
NOMINEE FOR RE-ELECTION    Institute since 1987; from 1979 to 1988 Senior Vice
                           President for Medical and Scientific Affairs of the International Division of Merck & Co.; Director of
                           Vasomedical, Inc.; member of the Scientific Board of the Company and nominated as a Director pursuant to designation by the Scientific Board.

[PICTURE]               Director since 1990; Member of the class of Directors
                        with term ending in 1998; President, Chief Operating
Alan Belzer             Officer and Director, Allied-Signal, Inc. from 1988 to
(age 64)                1993; from 1983 to 1988, Executive Vice President and
                        President, Engineered Materials Sector, Allied-Signal,
                        Inc.

[PICTURE]               Director since 1986; Managing Director, The Henley
                        Group, Inc. from 1986 to 1990; from 1983 to 1985,
Harold W. Buirkle       Executive Vice President, Finance and Planning, Allied
(age 76)                Corporation (now Allied-Signal, Inc.)
NOMINEE FOR RE-ELECTION

[PICTURE]               Director since September 1996; Member of the class of
                        Directors with term ending in 1999; R.J. Reynolds
Thomas F. Keller, Ph.D. Professor of Business Administration, Duke University,
(age 65)                since 1974; Dean, Fuqua School of Business, Duke
                        University, from 1974 until 1996; Director of American
                        Business Products, LADD Furniture Co., Inc., Dimon,
                        Inc., Wendy's International, Nations Funds and Mentor
                        Series Trust.

[PICTURE]               Director since 1987; Member of the class of Directors
                        with term ending in 1999; Vice President, Schiller
Roger H. Morley         International University, Heidelberg, Germany since
(age 65)                1983; Director of Artal, S.A., Luxembourg; Director of
                        Lorraine Investments Luxembourg S.A.; Co-Managing
                        Director, R&R Inventions Ltd., Birmingham, U.K;
                        Advisory Director of Bank of America, Illinois;
                        Director, Blyth Industries; interim President Directeur
                        General, Biogen France S.A.; interim Geschaftsfuhrer,
                        Biogen GmbH.

[PICTURE]                  Director since 1980; Member of the class of
                           Directors with term ending in 1998; Biogen Professor
Sir Kenneth Murray, Ph.D.  of Molecular Biology, University of Edinburgh,
(age 66)                   Scotland since 1984; during 1985 and 1986, Interim
                           Research Director of Biogen S.A; Fellow of the Royal
                           Society; Vice Chairman of the Scientific Board of the Company and nominated as a Director pursuant to designation by the Scientific Board.

[PICTURE]                  Director since 1982; Member of the class of
                           Directors with term ending in 1999; Salvador E.
Phillip A. Sharp, Ph.D.    Luria Professor and Head of the Department of
(age 52)                   Biology, Center for Cancer Research, Massachusetts
                           Institute of Technology since 1991; Director of the Center for Cancer Research at MIT from 1985 to 1991;
                           Chairman of the Scientific Board of the Company and nominated as a Director pursuant to designation by the Scientific Board; Nobel Laureate.

[PICTURE]                  Director since 1986; Member of the class of
                           Directors with term ending in 1998; Chairman,
James W. Stevens           Prudential Asset Management Group from 1993 to
(age 60)                   January 1995; Executive Vice President, The
                           Prudential Insurance Company of America and
                           Prudential Investment Corporation from 1987 to
                           January 1995; Managing Director, Dillon, Read &
                           Company Inc. from 1985 until 1987; from 1984 until
                           1985, Group Executive of Citicorp and Citibank N.A.
                           and Chairman of Citicorp Venture Capital, Ltd;
                           Director of Prudential Equity Investors, Inc.,
                           Financial Services Acquisition Corp., Walsh
                           International, Inc. and Pen-Tab Industries, Inc.

[PICTURE]                  Director since 1994; Member of the class of
                           Directors with term ending in 1999; Chief Executive
James R. Tobin             Officer of Biogen, Inc. since February 1997, and
(age 52)                   President since February 1994; Chief Operating
                           Officer of Biogen, Inc. from February 1994 until
                           February 1997; from 1992 to 1994, President and
                           Chief Operating Officer of Baxter International;
                           from 1988 to 1992, Executive Vice President of
                           Baxter International; Director of Creative
                           BioMolecules, Inc. and Genovo Inc.

[PICTURE]                 Director since 1985; Chairman of the Board of
                          Directors of Biogen, Inc. since 1985; Chief Executive
James L. Vincent          Officer of Biogen, Inc. from 1985 until February
(age 57)                  1997, and President from 1985 to February 1994; from
NOMINEE FOR RE-ELECTION   1982 to 1985, Group Vice President, Allied
                          Corporation (now Allied-Signal, Inc.) and President,
                          Allied Health and Scientific Products Company; from
                          1979 through 1980, Executive Vice President, Chief
                          Operating Officer and a Director of Abbott
                          Laboratories, Inc.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

     The Board has a Compensation and Management Resources Committee, a Finance and Audit Committee, a Stock and Option Plan Administration Committee, a Nominating Committee and a Project Share Committee. The Compensation and Management Resources Committee, whose members are Roger H. Morley (Chairman), Harold W. Buirkle, Phillip A. Sharp and James L. Vincent, makes recommendations to the Board concerning remuneration and benefits for senior executives, and reviews executive development and succession. The Finance and Audit Committee, whose members are Harold W. Buirkle (Chairman), Alan Belzer, James W. Stevens, Thomas F. Keller and James R. Tobin, reviews the Company's quarterly and annual financial statements and Annual Report on Form 10-K, considers matters relating to accounting policy and internal controls, reviews the scope of annual audits, recommends independent public accountants to the Board and makes recommendations concerning financial, investment and taxation policies. The Project Share Committee, whose members are Phillip A. Sharp (Chairman), Kenneth Murray and James L. Vincent, recommends to the Board stock and stock option awards for scientific consultants. The Stock and Option Plan Administration Committee, whose members are Roger H. Morley and Harold W. Buirkle, administers certain stock and stock option plans. The Nominating Committee whose members are Alan Belzer (Chairman), Kenneth Murray, Alexander G. Bearn, James W. Stevens and James L. Vincent, identifies, evaluates and nominates candidates to fill Board positions. The Nominating Committee will consider nominees recommended by the Company's stockholders. Stockholders wishing to nominate a person for election to the Board of Directors must follow the procedures described in the Company's By-laws.

     The Board of Directors met six times in 1996. Each of the Committees, except for the Project Share Committee and the Nominating Committee, met five times in 1996. The Nominating Committee met twice in 1996. The Project Share Committee did not meet in 1996. No Director attended fewer than 75% of the total number of meetings of the Board and of Committees of the Board on which he served during 1996.

     Non-employee members of the Company's Board of Directors receive a $20,000 per year retainer, $1,500 for each Board meeting attended and $500 for attending each meeting of Committees of the Board on which they serve, except for Committee chairmen, who receive $1,000 per Committee meeting attended. Those Directors who are members of the Company's Scientific Board and who are not Company employees also receive an annual consulting fee of $15,000, $1,500 per day for Scientific Board meetings, and $500 per day for each full working day spent in the Company's laboratories, except for the Chairman of the Scientific Board whose annual consulting fee in 1996 was $75,000. Directors who are not members of the Company's Scientific Board are eligible to participate in the Company's 1985 Non-Qualified Stock Option Plan (the "1985 Plan"). During 1996, the Company granted an option for the purchase of 30,000 shares to each of Mr. Belzer and Dr. Keller under the 1985 Plan. Directors who are members of the Scientific Board are eligible to participate in the Company's 1987 Scientific Board Stock Option Plan. Directors may defer all or part of their cash compensation pursuant to the Company's Voluntary Board of Directors Savings Plan.

                        RATIFICATION OF THE SELECTION OF
                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Price Waterhouse LLP, independent accountants, to examine the financial statements of the Company for the year ending December 31, 1997. Price Waterhouse examined the Company's financial statements for the year ended December 31, 1996. If the stockholders do not ratify the selection of Price Waterhouse as the Company's independent accountants, the Board of Directors will reconsider its selection. The Company expects that representatives of Price Waterhouse will attend the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                                SHARE OWNERSHIP

     The following table sets forth information as of April 4, 1997 concerning the ownership of Common Stock by each current member of the Board of Directors, each of the executive officers named in the Summary Compensation Table included in this Proxy Statement and all current Directors and executive officers as a group. Except as otherwise noted, the persons or entities identified have sole voting and investment power with respect to their shares. The Company is not aware of any stockholder who, as of April 4, 1997, was the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock.

                                                                      SHARES BENEFICIALLY OWNED
                                                                      --------------------------
                                NAME                                  NUMBER(1)       PERCENT(1)
--------------------------------------------------------------------  ---------       ----------
Alexander G. Bearn..................................................     58,200(2)        *
Alan Belzer.........................................................     84,000(3)        *
Harold W. Buirkle...................................................    220,000(4)        *
Thomas F. Keller....................................................        400           *
Roger H. Morley.....................................................     52,000(3)        *
Kenneth Murray......................................................    454,000(5)        *
Phillip A. Sharp....................................................    460,000(6)        *
James W. Stevens....................................................    152,000(7)        *
James R. Tobin......................................................    388,325(8)        *
James L. Vincent....................................................    844,095(9)       1.13%
Joseph M. Davie.....................................................    286,791(10)       *
Irving H. Fox.......................................................    162,256(11)       *
James C. Mullen.....................................................    184,615(12)       *
All executive officers and Directors as a group (21 persons)........  3,947,554(13)      5.16%

---------------

  * Represents beneficial ownership of less than 1% of the Company's outstanding shares of Common Stock.

 (1) All references to options in these notes mean those options which are held by the respective person on April 4, 1997 and which are exercisable on April 4, 1997 or become exercisable on or before sixty days after April 4, 1997. The calculation of percentages is based upon the number of shares issued and outstanding at April 4, 1997, plus shares subject to options held by the respective person at April 4,

     1997, which are exercisable on April 4, 1997 or become exercisable on or before sixty days after April 4, 1997.

 (2) Includes 58,000 shares which may be acquired pursuant to options.

 (3) Represents shares which may be acquired pursuant to options.

 (4) Includes 72,000 shares which may be acquired pursuant to options.

 (5) Includes 94,000 shares which may be acquired pursuant to options.

 (6) Includes 104,000 shares which may be acquired pursuant to options.

 (7) Includes 92,000 shares which may be acquired pursuant to options.

 (8) Includes 366,857 shares which may be acquired pursuant to options, 359 shares acquired as matching contributions under the Company's 401(k) plan and 400 shares held by Mr. Tobin's children.

 (9) Includes 835,000 shares which may be acquired pursuant to options. Certain of the shares acquired upon exercise of such options are subject to repurchase by the Company under certain circumstances. Includes 2,295 shares acquired as matching contributions under the Company's 401(k) plan.

(10) Includes 285,714 shares which may be acquired pursuant to options and 172 shares acquired as matching contributions under the Company's 401(k) plan.

(11) Includes 160,400 shares which may be acquired pursuant to options and 856 shares acquired as matching contributions under the Company's 401(k) plan.

(12) Includes 172,866 shares which may be acquired pursuant to options and 759 shares acquired as matching contributions under the Company's 401(k) plan.

(13) Includes 2,932,736 shares which may be acquired pursuant to options. Does not include shares which may be purchased after March 1997 by executive officers who are currently participants in the 1983 Employee Stock Purchase Plan. Includes 8,874 shares acquired as matching contributions under the Company's 401(k) plan.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") during the three fiscal years ended December 31, 1996.

SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                           COMPENSATION
                                       ANNUAL COMPENSATION                 -------------
                          ----------------------------------------------      SHARES
   NAME AND PRINCIPAL                                     OTHER ANNUAL      UNDERLYING        ALL OTHER
        POSITION          YEAR    SALARY       BONUS     COMPENSATION(1)   OPTIONS(#)(2)   COMPENSATION(3)
------------------------  ----   --------     --------   ---------------   -------------   ---------------
James L. Vincent,.......  1996   $860,000     $750,000      $       0               0          $31,167
  Chairman of the         1995    775,000      365,000              0         600,000           33,809
  Board(4)                1994    700,000      350,000              0               0           25,431
James R. Tobin,.........  1996    460,000      275,000        161,707               0            4,618
  President and Chief     1995    430,000      245,000         94,690          80,000            4,123
  Executive Officer(5)    1994    338,470(6)   235,000        150,098         880,000            3,217
Joseph M. Davie.........  1996    296,000       58,000         25,000          10,000            6,964
  Vice President --       1995    282,000       55,000         25,000               0            4,790
  Research                1994    260,000       73,000         47,805               0            1,783
Irving H. Fox...........  1996    246,500       66,500         35,000          10,000            6,032
  Vice President --       1995    237,000       71,000         35,000          18,000            3,802
  Medical Affairs         1994    222,000       55,000         35,000          18,000            3,475
James C. Mullen.........  1996    216,500       64,000              0          20,000            3,137
  Vice President --       1995    189,500       52,000              0          32,000            3,078
  Europe                  1994    173,500       40,000          3,750          40,000            2,271

---------------

(1) Other Annual Compensation in 1996 for Mr. Tobin, Dr. Davie, and Dr. Fox includes the portion of payments made under a contingent bonus and mortgage loan forgiveness program in connection with their hiring which became vested during the last fiscal year in the amount of $126,734, $25,000 and $35,000, respectively. Other Annual Compensation in 1996 for Mr. Tobin includes relocation expense payments in the amount of $27,722 and payments in the amount of $7,251 to cover taxes on relocation expense reimbursement.

(2) The number of shares shown for options granted in 1994 and 1995 has been adjusted to reflect a two-for-one stock split of the Company's Common Stock effected in November 1996.

(3) All Other Compensation in 1996 for Mr. Vincent, Mr. Tobin, Dr. Davie, Dr. Fox and Mr. Mullen includes the dollar value of matching contributions made in shares of the Company's Common Stock during the last fiscal year under the Company's 401(k) plan in the amount of $2,250 for each of the named individuals, and matching amounts of less than $100 per officer made by the Company under its non-qualified Voluntary Executive Supplemental Savings Plan for compensation in excess of the amount that may be taken into account under the 401(k) plan. All Other Compensation in 1996 also includes, for each of the named individuals, the dollar value of premiums paid by the Company during the last fiscal year with respect to term life insurance for their benefit under an executive life insurance program in the amount of $28,817 for Mr. Vincent, $2,268 for Mr. Tobin, $4,614 for Dr. Davie, $3,682 for Dr. Fox and $787 for Mr. Mullen.

(4) Mr. Vincent was succeeded as Chief Executive Officer of the Company by Mr. Tobin in February 1997. Mr. Vincent continues to serve as Chairman of the Board.

(5) Mr. Tobin was appointed Chief Executive Officer of the Company in February 1997. He had served as President and Chief Operating Officer of the Company since 1994.

(6) Includes compensation only for the period of the year during which the individual was employed by the Company.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding options granted to the Named Executive Officers in 1996.

                                                                                               POTENTIAL
                                                                                              REALIZABLE
                                                  INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                                ------------------------------------------------------      ANNUAL RATES OF
                                NUMBER OF      % OF TOTAL                                     STOCK PRICE
                                  SHARES        OPTIONS                                    APPRECIATION FOR
                                UNDERLYING      GRANTED                                     OPTION TERM(2)
                                 OPTIONS      TO EMPLOYEES     EXERCISE     EXPIRATION    -------------------
             NAME               GRANTED(1)   IN FISCAL YEAR   PRICE($/SH)      DATE        5%($)     10%($)
------------------------------- ----------   --------------   -----------   ----------    -------   ---------
James L. Vincent...............        0              0             N/A            N/A         N/A         N/A
James R. Tobin.................        0              0             N/A            N/A         N/A         N/A
Joseph M. Davie................   10,000           0.53          38.875        12/6/06     244,483     619,567
Irving H. Fox..................   10,000           0.53          38.875        12/6/06     244,483     619,567
James C. Mullen................   20,000            1.1          38.875        12/6/06     488,966   1,239,135

---------------

(1) All options listed were granted pursuant to the 1985 Plan at the market price on the date of grant and have a ten-year term. The options granted vest annually over six years in installments of 10%, 10%, 20%, 20%, 20% and 20% of the total, respectively, commencing one year from the date of grant.

(2) The potential realizable values for all stockholders at the assumed annual rates of stock price appreciation of 5% and 10% would be $1,764,606,777 and $4,471,860,033, respectively. These values assume increases in the value of the shares of Common Stock outstanding at December 31, 1996 at the stated percentages over a ten-year period from an initial value of $38.688, the average of the high and low sales prices of the Company's Common Stock on December 31, 1996.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table sets forth information regarding options held by the Named Executive Officers of the Company in 1996. The table does not reflect transactions which have occurred to date in 1997. All share numbers have been adjusted to reflect a two-for-one stock split effected in November 1996.

                                                            NUMBER OF SHARES             VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                                           OPTIONS AT YEAR-END              AT YEAR-END(1)
                       SHARES ACQUIRED      VALUE      ---------------------------   -----------------------------
         NAME          ON EXERCISE(#)     REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
---------------------- ---------------   -----------   -----------   -------------   -----------     -------------
James L. Vincent......           0        $       0      1,440,000            0      $25,797,440(2)   $          0
James R. Tobin........           0                0        252,572      707,428        3,829,589        10,708,331
Joseph M. Davie.......           0                0        214,285      295,715        5,397,428         7,196,572
Irving H. Fox.........      20,000          544,390        210,400       65,600        5,335,564           951,418
James C. Mullen.......      30,000          945,940        172,866      124,134        3,713,722         1,925,850

---------------

(1) The value of unexercised in-the-money options at year-end assumes a fair market value for the Company's Common Stock of $38.688, the average of the high and low sales prices of the Company's Common Stock on December 31, 1996.

(2) Options granted to Mr. Vincent vest immediately, but the shares issuable upon exercise of the options are subject to repurchase by the Company under certain conditions and for a specified period.

PENSION PLAN

     The Company has a defined benefit pension plan in which all permanent U.S. employees participate as of the first day of the quarter following date of hire. Effective April 1, 1996, the pension formula changed to an account balance approach. At the end of each plan year, a basic credit ranging from 2% to 15% of compensation, based on participant's age and pay, is added to a participant's account balance. In addition, a participant may receive a supplemental credit equal to 3% (or the basic credit, if less) times compensation during the year over the participant's Social Security covered compensation level. Account balances grow each year at a specified rate of interest equal to the average of the One-Year Treasury Bill (T-bill) rate for the prior year plus 1%. The plan's interest credit will never be less than 5.25% nor more than 10%. The total account balance is converted to a monthly pension at retirement. Alternatively, a participant may elect to receive his or her account balance as a lump sum as early as age 55. For 1995 and earlier years, the benefit formula provided at different times varying amounts of benefit accrual. Each person who was a participant on or before October 31, 1986 (the date at which the plan changed from a defined contribution to a defined benefit plan) will receive a pension of not less than the value of his or her account balance as of such date, plus interest at the rate of 8%. A participant's interest in the plan is subject to a graded vesting schedule based on years of service with Biogen and fully vests after seven years of service.

     The Company also maintains the Biogen Supplemental Executive Retirement Plan ("SERP"). The SERP provides benefits that, due to tax law limits, cannot be paid from the pension plan. For certain executive officers, the SERP also preserves the level of retirement benefits provided under the pension plan's benefit formula before its amendment effective in 1989 to comply with the Tax Reform Act of 1986.

     The following table shows estimated annual benefits payable upon retirement (age 65) for life under the pension plan and the SERP. These estimates assume that account balances will grow 7% each year, that an employee will work for the Company until normal retirement age with no change from 1996 compensation, and that the participant's Social Security covered compensation level will not change.

         CURRENT SALARY
           PLUS BONUS                15           20            25             30             35
--------------------------------  --------     --------     ----------     ----------     ----------
$  200,000......................  $ 61,000     $ 85,000     $  113,000     $  148,000     $  193,000
   300,000......................    94,000      132,000        176,000        232,000        304,000
   400,000......................   128,000      178,000        239,000        316,000        415,000
   500,000......................   161,000      225,000        303,000        401,000        526,000
   600,000......................   194,000      272,000        366,000        485,000        637,000
   700,000......................   227,000      318,000        429,000        569,000        748,000
   800,000......................   260,000      365,000        492,000        653,000        859,000
   900,000......................   293,000      411,000        556,000        737,000        971,000
 1,000,000......................   326,000      458,000        619,000        821,000      1,082,000
 1,200,000......................   393,000      551,000        745,000        990,000      1,304,000
 1,400,000......................   459,000      645,000        872,000      1,158,000      1,526,000
 1,600,000......................   525,000      738,000        998,000      1,326,000      1,748,000
 1,900,000......................   624,000      878,000      1,188,000      1,579,000      2,082,000

     The (i) current pensionable earnings (salary and bonus), (ii) current years of service, and (iii) projected total service at age 65 are as follows for each of the executive officers named in the compensation and option tables: Mr. Vincent ($1,610,000, 11.5 years, 19 years (projected)); Mr. Tobin ($735,000, 3.0 years, 16.0 years (projected)); Dr. Davie ($354,000, 4.0 years, 11.5 years (projected)); Dr. Fox ($313,000, 7.0 years, 19 years (projected)); and Mr. Mullen ($280,500, 8.0 years, 34 years (projected)).

EMPLOYMENT ARRANGEMENTS WITH THE COMPANY AND CERTAIN TRANSACTIONS

     Mr. Tobin, Dr. Davie, Dr. Fox and Mr. Mullen each has an employment agreement with the Company under which he receives executive life insurance and tax preparation services. The employment agreements for Dr. Davie, Dr. Fox and Mr. Mullen each further provides for compensation in the event of termination by the Company, other than for cause, in the amount of base salary and certain medical benefits, for twelve months or until alternative employment is obtained, if earlier. The employment agreements for each of the Named Executive Officers, other than Mr. Vincent, also provide for a specified target bonus each year. Mr. Tobin's target bonus is 85% of his base salary if he meets his performance goals for any year. Mr. Vincent has an employment agreement under which he receives term life, disability, and personal liability insurance, personal income tax preparation and tax audit services. In 1996, Mr. Vincent's agreement was amended to provide for his continued service to the Company as Chairman of the Board following the appointment of a successor Chief Executive Officer which occurred in February 1997 (the "Transition Date"). Under the amended agreement, Mr. Vincent's salary and bonus as Chairman will be determined by the Board each year but his initial salary will be at least equal to his average salary for the three years preceding the Transition Date. In the event of a non-cause termination (whether by the Company or by Mr. Vincent in certain circumstances, including following a change of control of the Company), Mr. Vincent will be entitled to receive a payment equal to at least 2.5 times and no more than 6.5 times his average annual cash compensation for the three years preceding termination, depending upon the date of termination. In the event of termination, under certain circumstances, Mr. Vincent will be entitled to the continuation of certain benefits until age 65 as well as continued service credit and possible accelerated payment under the Company's SERP. Termination payments will be made together with the amount of certain excise taxes imposed on the termination payments. The amended agreement also includes a three-year non-competition provision and a two-year non-solicitation provision.

     In connection with the hiring of certain executives, the Company has granted bonuses contingent upon the executive's continued employment over a period of years. The Company has also, in the ordinary course of its business, made loans to certain executive officers and other key employees in connection with their hiring to facilitate their relocation to the area.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1996, the members of the Compensation and Management Resources Committee, which determines cash remuneration and benefits for senior executives and reviews executive development and succession, were Roger H. Morley, (Chairman), Harold W. Buirkle, Phillip A. Sharp and James L. Vincent, the Chairman of the Board of the Company.

                    JOINT REPORT ON COMPENSATION PHILOSOPHY
                       BY THE COMPENSATION AND MANAGEMENT
                       RESOURCES COMMITTEE AND STOCK AND
                      OPTION PLAN ADMINISTRATION COMMITTEE

     In May 1996, Biogen received a license from the United States Food and Drug Administration to market Biogen's first proprietary drug, AVONEX(R) (Interferon beta-1a), for the treatment of relapsing forms of multiple sclerosis. Within 33 hours after receipt of the license, the Company made its first shipment of AVONEX(R) to wholesalers and pharmacies. Within seven months of launch, AVONEX(R) prescriptions surpassed those of its then sole competitor, Berlex's Betaseron(R) (Interferon beta-1b). With these events, Biogen achieved its goal of moving from a development-stage company to a fully-integrated biopharmaceutical company. The Company's success in achieving its mission and the magnitude of this success are due in large part to the Company's philosophy and practice of recruiting, motivating and retaining senior executives with demonstrated talent and managerial leadership skills typically gained from successful experiences in positions of greater scope and responsibility in pharmaceutical and other industry settings. A competitive compensation program has been a crucial part of the Company's efforts. The Biogen executive compensation program consists of three parts: base salary and benefits, annual bonus and stock options. The Company's target for total compensation is to be competitive with Fortune 500 pharmaceutical companies, which typically results in Biogen pay levels at or above the 75th percentile of the biotechnology industry. In 1996, the total compensation package paid to executive officers, other than the Chief Executive Officer, was slightly above average compared to the major biotechnology companies with respect to cash compensation, and above average with respect to the value of stock options granted. Individual compensation decisions have been made with reference to progress toward goals tailored for Biogen's stage of development, rather than traditional measures of a company's performance, such as short-term earnings per share, which often do not relate to the successful execution of the strategy which Biogen has been pursuing.

BASE SALARY AND BENEFITS

     Company philosophy is to maintain executive base salary at a competitive level sufficient to recruit individuals possessing the skills and values necessary to achieve the Company's vision and mission over the long term. Determinations of appropriate base salary levels and other compensation elements are generally made through participation in a variety of industry surveys and studies, as well as by monitoring developments in key industries such as the pharmaceutical industry. Periodic adjustments in base salary relate to competitive factors and to individual performance evaluated against pre-established objectives. Executive officers are also entitled to participate in benefit plans generally available to employees and receive executive life insurance and other benefits as described elsewhere in this Proxy Statement.

ANNUAL BONUS

     The Compensation and Management Resources Committee of the Board, in its discretion, may award bonuses to executive officers, and the Company pays bonuses based on each executive officer's performance goals. The intent of the annual bonus is to motivate and reward performance of senior executives measured against distinct and clearly articulated goals in light of the competitive compensation practices of the biotechnology industry. The goals vary with responsibilities and are based on individual milestones rather than overall measures of the Company's performance. In 1996, these goals included successful launch of AVONEX(R) in the United States, receipt of a positive opinion from the European Medicines Evaluation Agency for AVONEX(R) in Europe, achievement of certain commercial milestones related to AVONEX(R), the building of a sales and marketing organization to sell AVONEX(R) in Europe, the acquisition of new technologies (OP-1, hedgehogs), and completion of certain milestones related to the Company's transition to an operating company.

STOCK OPTIONS

     Stock options are a fundamental element in the total compensation program because they emphasize long-term Company performance as measured by creation of stockholder value and foster a community of interest between stockholders and employees. Accordingly, the Company believes that the use of stock options is preferable to other forms of stock compensation such as restricted stock. Options are granted to all permanent full-time employees, and particularly to key employees likely to contribute significantly to the Company. In determining the size of an option grant to an executive officer, the Company considers not only competitive factors, changes in responsibility and the executive officer's achievement of individual pre-established goals, but also the number and terms of options previously granted to the officer. In addition, the Company usually makes a significant grant of options when an executive officer joins the Company. The size of option grants to executive officers is determined by the Stock and Option Plan Administration Committee.

     Options are granted, as a matter of Company policy, at 100% of the fair market value on the date of grant. The Company generally awards options to officers on employment and at regular intervals, but other awards may be made. Some of the Company's stock option plans also provide for granting options to members of the Board of Directors and the Scientific Board. Options granted to employees generally vest over periods ranging from six to seven years after grant.

CEO COMPENSATION

     The compensation of Biogen's Chief Executive Officer reflects the Company's general compensation philosophy. Mr. Vincent, who was Chief Executive Officer for all of 1996, has extensive pharmaceutical industry experience and was hired in 1985 from one of the nation's largest corporations at a time when Biogen's financial condition and prospects were considerably weaker than today. The terms of his employment, which included his initial stock option grants, were structured to provide significant incentives to contribute to the Company's success. Under those terms, he has received a base salary that has increased based on inflation and his performance, and an annual bonus computed as a percentage of base salary based on a minimum bonus of 25% of base salary for a satisfactory performance, with a significantly higher bonus when his performance has been more than satisfactory. In 1996, Mr. Vincent's employment agreement was amended to provide for his continued service to the Company as Chairman of the Board following the appointment of a successor Chief Executive Officer. See "Employment Arrangements with the Company and Certain Transactions". Mr. Vincent was succeeded as Chief Executive Officer by James R. Tobin in February 1997. Mr. Vincent continues to serve as Chairman of the Board.

     Mr. Vincent's compensation in 1996 was not formula-based but rather was determined by the Board based upon the recommendation of the Compensation and Management Resources Committee based on the Committee's assessment of Mr. Vincent's performance and review of data showing the compensation of Mr. Vincent's peers in the pharmaceutical industry. Mr. Vincent's performance was evaluated by the Committee by considering various factors, including the breadth of Mr. Vincent's responsibilities and progress made by the Company toward its goals as measured by the Committee's assessment of the performance of key departments. In 1996, the Company's progress and the quality of Mr. Vincent's performance were reflected in the Company achieving its goal of becoming a fully-integrated biopharmaceutical company, the successful launch of AVONEX(R) in the United States, AVONEX(R)'s becoming market leader in the United States multiple sclerosis market within seven months of launch, receipt of a positive opinion from the European Medicines Evaluation Agency for AVONEX(R) in Europe, the quality and efficiency of the Company's preparation for launch of AVONEX(R) worldwide, the level of sales and net income achieved in 1996 and achievements in other areas such as facilities expansion, financial management and the acquisition of new technologies (OP-1, hedgehogs).

IMPACT OF INTERNAL REVENUE CODE SECTION 162(m)

     Internal Revenue Code Section 162(m) ("Section 162(m)") precludes a public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest paid officers. At such time as this provision would impact the Company, the Board and Committees will assess the practical effect on executive compensation and determine what action, if any, is appropriate.

COMMITTEES' ROLES

     The stock option plans for senior executives are administered by the Stock and Option Plan Administration Committee (consisting of Messrs. Morley and Buirkle) of the Board of Directors. Other compensation decisions for senior executives are made by the Compensation and Management Resources Committee or, in the case of the Chief Executive Officer, by the Board based on recommendations from that Committee.

                                        Roger H. Morley, Chairman,
                                         Compensation and Management Resources
                                         Committee
                                        Harold W. Buirkle
                                        Phillip A. Sharp
                                        James L. Vincent

                      SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     The Company's officers, directors and greater-than-ten-percent stockholders are required to file reports of ownership and change of ownership with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Based solely on information provided to the Company by the individual directors and officers, the Company believes that, during the fiscal year ended December 31, 1996, all such parties complied with all applicable filing requirements except for late reporting of the following transactions: (i) transfer of 145 shares beneficially owned by Timothy Kish, Vice President-Finance and Chief Financial Officer, (ii) sale of 50,000 shares by Phillip Sharp, a Director, and
(iii) sale of 5,000 shares by Kenneth Murray, a Director.

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock during a period commencing on December 31, 1991 and ending December 31, 1996 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the period; by
(ii) the share price at the beginning of the period) with the cumulative return of the Standard & Poor's 500 Stock Index and the NASDAQ Pharmaceutical Stocks Total Return Index. The NASDAQ Pharmaceutical Stocks Total Return Index, which is calculated and supplied by NASDAQ, represents all companies trading on NASDAQ under the Standard Industrial Classification (SIC) Code for pharmaceutical, including biotechnology, companies. Biogen has not paid dividends, and no dividends are included in the representation of the Company's performance. The Company's share prices have been adjusted to reflect a two-for-one stock split effected by the Company in November 1996. The stock price performance on the graph below is not necessarily indicative of future price performance.

                                                NASDAQ
 Measurement Period                          Pharmaceutical
(Fiscal Year Covered)           BIOGEN          Index           S&P 500
1991                            100.0            100.0            100.0
1992                            117.5             83.1            107.7
1993                             99.7             74.1            118.2
1994                            104.4             55.8            119.8
1995                            153.8            102.0            164.8
1996                            193.8            102.4            203.2

                                 MISCELLANEOUS

PROPOSALS OF STOCKHOLDERS

     To be included in the Company's 1998 Proxy Statement for consideration at the Annual Meeting of Stockholders to be held in 1998, stockholder proposals must be received by the Company, marked for the attention of the "Vice President-General Counsel," not later than December 24, 1997.

SOLICITATION AND VOTING OF PROXIES

     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Directors, officers and other employees of the Company may also solicit proxies by telephone, telegram, fax and personal solicitation. No additional compensation will be paid to any Director, officer or employee for such solicitation. The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of the Company's Common Stock for their expenses in forwarding proxy material to such beneficial owners. The Company has hired D.F. King & Co., Inc. to act as its proxy solicitation agent for the Meeting at a cost of approximately $5,000.

     Stockholders of record on April 11, 1997, will be entitled to vote at the meeting on the basis of one vote for each share held. If a stockholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. Unless authority to vote for any of the proposals is withheld, the shares represented by the enclosed proxy will be voted for such proposals. With respect to the matters to be acted on at the Meeting, abstentions and broker non-votes will neither count for nor against the proposal to be voted upon. For all proposals, abstentions and broker non-votes will be counted toward determination of a quorum.

INCORPORATION BY REFERENCE

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the securities laws that might incorporate future filings, including this Proxy Statement, in whole or in part, the reports of the compensation and stock option committees and the performance graph included in this Proxy Statement shall not be incorporated by reference into any such filings.

OTHER MATTERS

     The Board of Directors knows of no other business which will be presented to the Meeting. If other business is properly brought before the Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.



                                          By order of the Board of Directors:

                                          /s/ Michael J. Astrue
                                          --------------------------------
                                          Michael J. Astrue
                                          Clerk
Cambridge, Massachusetts
April 24, 1997

                                [Picture of Map]

                              DIRECTIONS TO BIOGEN

FROM LOGAN AIRPORT & BOSTON                   FROM NORTH OR SOUTH
Take Sumner Tunnel to Expressway (Rte.        Rte. 93 to Storrow Drive. Take Storrow
93). Go up ramp for 1/4 mile following        Drive to exit marked Kendall Square. Go
signs for Storrow Drive. Take Storrow         across Longfellow Bridge over Charles
Drive to left exit marked Kendall Square.     River and follow straight...
Go across Longfellow Bridge over Charles      FROM WALTHAM AND RTE. 2
River and follow straight. Marriott Hotel     Rte. 2 to Memorial Drive eastbound. (You
will be 1 1/2 blocks down on left...          will pass Harvard University, The B.U.
FROM "T"                                      Bridge, The Mass Ave. Bridge and MIT.)
Take "T" to Kendall Square/MIT stop. Walk     After passing MIT, STAY TO THE RIGHT. Take
straight up stairs...                         left at lights (Kendall Square) onto
                                              Binney Street. Take left at 2nd light onto
                                              Third St. Proceed to end and turn right
                                              onto Broadway...
                   LOGO

FROM LOGAN AIRPORT & BOSTON                 FROM MASS AVE.,
93). Go up ramp for 1/4 mile following      left onto Ames Street at Legal Seafood...
signs for Storrow Drive. Take Storrow       FROM WEST AND MASS PIKE
Drive to left exit marked Kendall Square.   Take Mass Pike to exit 18 (Cambridge/
Go across Longfellow Bridge over Charles    Allston/Brighton exit). After toll, bear
River and follow straight. Marriott Hotel   right (Cambridge/Somerville). Go straight
will be 1 1/2 blocks down on left...        across River Street Bridge. Turn right
FROM "T"                                    onto Memorial Drive eastbound. After
Take "T" to Kendall Square/MIT stop. Walk   passing MIT, STAY TO THE RIGHT. Take left
straight up stairs...                       at first set of lights (2nd Kendall Square
                                            sign) onto Binney Street. Take left at 2nd
                                            light onto Third Street. Proceed to end
                                            and turn right onto Broadway...
                   LOGO

Take Sumner Tunnel to Expressway (Rte.      Follow Mass Ave. onto Main Street. Take

  NOTE: UPON REACHING KENDALL SQUARE, PLEASE REFER TO KENDALL SQUARE CAMBRIDGE
                               CENTER DETAIL MAP
            FOR BIOGEN BUILDING LOCATIONS AND PARKING INSTRUCTIONS.

                                [BIOGEN LOGO]

                             12 CAMBRIDGE CENTER
                             CAMBRIDGE, MA 02142

                           NOTICE OF ANNUAL MEETING
                             AND PROXY STATEMENT

                                 MEETING DATE
                                 JUNE 6, 1997

                                 BIOGEN, INC.

                              PROXY SOLICITED BY
                    THE BOARD OF DIRECTORS OF BIOGEN, INC.
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 6, 1997


   The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 24, 1997, and does hereby appoint James L. Vincent, James R. Tobin, and Michael J. Astrue, and each of them, proxies of the undersigned with all the powers the undersigned would possess if personally present and with full power of substitution in each of them, to appear and vote all shares of Common Stock of Biogen, Inc., a Massachusetts corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on June 6, 1997 at 10:00 a.m. at the Company's offices located at 12 Cambridge Center, Cambridge, MA 02142.

   The shares represented hereby will be voted as directed herein. IN EACH CASE IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NAMED NOMINEES AS A DIRECTOR AND FOR PROPOSAL 2 BELOW. AS TO ANY OTHER MATTER, SAID PROXY HOLDERS WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT. THIS PROXY MAY BE REVOKED IN WRITING AT ANY TIME PRIOR TO THE VOTING THEREOF.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date and sign exactly as name appears on this card. Joint owners should each sign. Please give full title when signing as executor, administrator, trustee, attorney, guardian for a minor, etc. Signatures for corporations and partnerships should be in the corporate or firm name by a duly authorized person.

HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?

______________________________                  ______________________________

______________________________                  ______________________________

______________________________                  ______________________________

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

1. Election of Directors

/ / FOR nominees listed below     / / WITHHOLD AUTHORITY     / / FOR ALL EXCEPT

NOMINEES: Alexander G. Bearn, Harold W. Buirkle and James L. Vincent for a three year term ending at the Annual Meeting of Stockholders in 2000 and until their successors are duly elected and qualified or their earlier resignation or removal.

Note: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's(s') name(s). Your shares will be voted for the remaining nominee(s).

2. To ratify the selection by the Company's Board of Directors of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1997.

          / / FOR           / / AGAINST          / / ABSTAIN

In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.


          MARK                                 MARK HERE
          HERE FOR                             IF YOUR PLAN
          ADDRESS   / /                        TO ATTEND     / /
          CHANGE                               THE MEETING

Record date shares:

Please be sure to sign and date this Proxy.


                                        Date:______________________. 1997



                                        _________________________________
                                        Signature

                                        _________________________________
                                        Signature